Exhibit 99.1

SBT Bancorp, Inc. Reports Earnings

SIMSBURY, Conn.--(BUSINESS WIRE)--February 7, 2012--SBT Bancorp, Inc., (OTCBB: SBTB), holding company for Simsbury Bank & Trust Company, today announced net income of $366,000 for the fourth quarter of 2011 compared to $317,000 for the fourth quarter of 2010, an increase of $49,000 or 15%. Net income available to common stockholders after preferred stock dividends and amortization totaled $311,000 for the fourth quarter of 2011, or $0.35 per diluted share, compared to $252,000, or $0.29 per diluted share, for the fourth quarter of 2010, a 21% increase in diluted earnings per share.

For the year ended December 31, 2011, net income totaled $909,000, compared to $1,147,000 for the year ended December 31, 2010. Net income available to common stockholders after preferred stock dividends and amortization was $550,000 or $0.63 per diluted share for the year ended December 31, 2011, compared to $889,000 or $1.03 per diluted share for the year ended December 31, 2010. Total assets on December 31, 2011 were $377 million, compared to $296 million on December 31, 2010.

Included in the 2011 results are one-time charges related to the Bank’s formation of SBT Passive Investment Company (PIC) and other tax adjustments in the first quarter of 2011 and repayment of Capital Purchase Program (CPP) funding in the third quarter of 2011. Excluding these one-time charges, results for the year 2011 would have been: net income of $1,081,000, net income available to common stockholders after preferred stock dividends and amortization of $827,000, and diluted earnings per share of $0.95.

Key financial highlights for 2011 include:

  Total assets increased by $81 million or 27%
  Fourth quarter net income increased by $49 thousand or 15%
  Fourth quarter earnings per share increased by $0.06 or 21%
  Core deposits grew by $58 million or 30%
  Non-interest income increased by $605 thousand or 34%
  Loans outstanding grew by $11 million or 6%
  Asset quality remained very favorable with total non-accrual loans and loans 30 or more days past due decreasing from 1.39% of loans outstanding on December 31, 2010 to 1.30% of loans outstanding on December 31, 2011
  SBT Passive Investment Company, established in January of 2011, provided tax benefits in excess of $100 thousand for the year ending December 31, 2011
  A Dividend Reinvestment Plan was established in the third quarter of 2011, providing shareholders with a convenient, economical and systematic method of purchasing additional shares of common stock
  $4.8 million net was added to the Company’s Tier 1 capital base through the U.S. Treasury’s Small Business Lending Fund (SBLF)
  The Bank’s Total Risk Based Capital ratio ended the year at 14.44%.

“We experienced robust growth in all areas of the Company over the past year,” stated SBT Bancorp President and CEO, Martin J. Geitz. “SBT Bancorp’s performance throughout 2011 reflects our commitment to build shareholder value with attractive, low-cost, relationship based core deposits; a relatively low-risk mortgage, consumer and commercial loan portfolio; and a strong capital position. The Company is well positioned to meet the challenges brought about by a stubbornly stagnant economy and an uncertain regulatory environment. We look forward to continued success through 2012 and beyond.”

The impact of one-time charges on 2011 earnings is as follows:

	For the Twelve Months Ended 12/31/11
	Net Income	Net Income Available to Common Stockholders	Diluted Earnings Per Share

GAAP Basis	$909,000	$550,000	$0.63

PIC 2011 Q1 Net Charges and Other Tax Adjustments	$172,000	$172,000	$0.20

CPP Refunding Impact	---	$105,000	$0.12

Results Excluding One-Time Items	$1,081,000	$827,000	$0.95

Total revenues, consisting of net interest and dividend income plus noninterest income, were $12.6 million in 2011 compared to $12.0 million a year ago, an increase of 5%. Net interest and dividend income remained stable in 2011 while noninterest income increased by $605,000 or 34% primarily due to an increase in gain on sales of securities and gain on loans sold.

The net interest margin decreased 57 basis points to 3.25% in 2011 compared to 3.82% in 2010. Total interest-earning assets yield decreased 77 basis points to 3.72% while cost of funds decreased 21 basis points to 0.62% in 2011. The Bank experienced a greater decline in yield on assets as compared to the decline in cost of funds.

Total non-interest expenses for 2011 were $10.8 million with an increase of $1.0 million or 10% over 2010. The increase in expenses was primarily due to preparing the bank for future growth. Salaries and employee benefit expenses and advertising and promotions fees increased by a total of $886,000 during 2011 compared to 2010. Premises and equipment, postage and FDIC insurance assessment decreased by a total of $126,000 in 2011 compared to 2010. All other operating expenses were up by $240,000 in 2011 compared to 2010. The loan loss provision was $495,000 in 2011 compared $755,000 in 2010, a decline of $260,000 or 34%.

On December 31, 2011 loans outstanding were $217 million, an increase of $12 million or 6% over a year ago. The allowance for loan losses ended the year at $2.5 million or 1.14% of total loans. This compares to an allowance for loan losses of $2.3 million or 1.13% of loans on December 31, 2010. The profile of the Company’s loan portfolio remained relatively low-risk throughout 2011. At year end, 69% of total loans were conventionally underwritten residential mortgages and consumer home equity lines and loans. Commercial loans represent 27% of the Company’s total loans. Other consumer loans comprise 4% of total loans. The Company’s exposure to commercial real estate concentrations is relatively low. Total exposure to builder and land development loans and non-owner occupied commercial real estate was $9 million at year end, 4% of total loans and 34% of total stockholders’ equity. The Company had non-accrual loans totaling $2.3 million equal to 1.06% of total loans on December 31, 2011 compared to non-accrual loans of $2.3 million or 1.13% of total loans a year ago. Total non-accrual loans and loans 30 or more days past due decreased from 1.39% of loans outstanding on December 31, 2010 to 1.30% of loans outstanding on December 31, 2011.

Total deposits on December 31, 2011 were $345 million, an increase of $76 million or 28% over a year ago. This year-end total included a business checking account short-term deposit of $19 million that was deposited in late December 2011 and was withdrawn in early January 2012. Excluding this year-end anomaly, total deposits for the year 2011 increased by $57 million or 21%. This growth was all in Core deposits (Demand, Savings and NOW accounts). Compared to December 31, 2010, demand deposits, excluding the year-end anomaly, increased $30 million or 55%, savings and NOW deposits increased $28 million or 21%, and time deposits decreased by $1 million or 1%. At year end, 30% of total deposits were in non-interest bearing demand accounts, 48% were in low-cost savings and NOW accounts, and 22% were in time deposits.

In January of 2011, Simsbury Bank & Trust Company formed a subsidiary Passive Investment Company (PIC). Under State of Connecticut statutes, such a company is not subject to Connecticut corporation business tax. Provided that statutory requirements and certain other conditions are met, the current annual benefit to net income of establishing the PIC should exceed $100,000. This benefit may adjust upward or downward as the Bank’s net income changes over time. Net income for the year 2011 was negatively impacted by certain non-recurring tax charges incurred in establishing the PIC, net of a favorable federal tax benefit, resulting in a $208,000 one-time net charge reflected in the Company’s first quarter 2011 income tax provision. Other tax adjustments during the first quarter of 2011 favorably impacted net income by $36,000.

In August of 2011, the Company received $9 million in capital through the United States Treasury’s Small Business Lending Fund (“SBLF”). The SBLF was created by the United States Department of the Treasury to encourage banks to increase lending to small businesses by providing additional capital to eligible banks at an adjustable dividend rate based on the volume of qualified lending. More than 900 banks applied for SBLF funds and only 332 were approved by the Treasury. The initial weighted average dividend rate for the Company was 3%. SBT Bancorp’s small business loans have increased over the past few quarters such that the dividend rate on the entire $9 million is expected to decline to the minimum amount of 1% in the second quarter of 2012. The Company used approximately $4.2 million of the proceeds to redeem all of the outstanding shares of preferred stock issued to the Treasury under the TARP Capital Purchase Program. In connection with the redemption of Capital Purchase Program shares, an additional one-time reduction in net income available to common stockholders was incurred in the quarter ended September 30, 2011 totaling $105,000 or $0.12 per diluted share.

The Company established a Dividend Reinvestment Plan in the third quarter of 2011. It provides shareholders with a convenient, economical and systematic method of purchasing additional shares of common stock.

Capital levels for the Simsbury Bank & Trust Company on December 31, 2011 were above those required to meet the regulatory “well-capitalized” designation.

Capital Ratios 12/31/11
	Simsbury Bank & Trust Company	Regulatory Standard For Well-Capitalized
Tier 1 Leverage Capital Ratio	7.46%	5.00%
Tier 1 Risk-Based Capital Ratio	13.19%	6.00%
Total Risk-Based Capital Ratio	14.44%	10.00%

Simsbury Bank is an independent, local bank for consumers and businesses. The Bank has approximately $377 million in assets. The Bank serves customers through full-service offices in Avon, Bloomfield, Granby and Simsbury, Connecticut; mortgage loan originators throughout central Connecticut, a mortgage loan production office in Canton, Connecticut; SBT Online internet banking at simsburybank.com; free ATM transactions at hundreds of machines throughout the northeastern U.S. via the SUM program; and 24 hour telephone banking. The Bank’s wholly-owned subsidiary, SBT Investment Services, Inc., offers securities and insurance products through LPL Financial and its affiliates, Member FINRA/SIPC. Simsbury Bank is wholly-owned by publicly traded SBT Bancorp, Inc. Its stock is traded over-the-counter under the ticker symbol of OTCBB: SBTB. For more information, visit www.simsburybank.com.

Certain statements in this press release, including statements regarding the intent, belief or current expectations of SBT Bancorp, Inc., The Simsbury Bank & Trust Company, or their directors or officers, are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.

SBT Bancorp, Inc
Condensed Consolidated Balance Sheets

(Dollars in thousands, except for per share amounts)

	12/31/2011	12/31/2010

ASSETS
Cash and due from banks	$19,217	$7,164
Interest-bearing deposits with Federal Reserve Bank of Boston	65,291	12,574
Interest-bearing deposits with the Federal Home Loan Bank	1	3
Federal funds sold	5,346	2,787
Money market mutual funds	2,024	8,343
Cash and cash equivalents	91,879	30,871

Interest-bearing time deposits with other bank	4,728	5,963
Investments in available-for-sale securities (at fair value)	56,859	46,289
Federal Home Loan Bank stock, at cost	660	660

Loans outstanding	216,553	205,118
Less allowance for loan losses	2,469	2,326
Loans, net	214,084	202,792

Premises and equipment	679	562
Accrued interest receivable	964	905
Bank owned life insurance	4,173	4,013
Other real estate owned	-	350
Other assets	3,013	3,162
Total other assets	8,829	8,992

TOTAL ASSETS	$377,039	$295,567

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Demand deposits	$103,778	$55,339
Savings and NOW deposits	164,318	136,208
Time deposits	76,681	77,732
Total deposits	344,777	269,279

Securities sold under agreements to repurchase	3,548	3,235
Other liabilities	1,271	1,086
Total liabilities	349,596	273,600

Stockholders' equity:
Preferred Stock - Series A	-	3,850
Preferred Stock - Series B	-	219
Preferred Stock - Series C	8,952	-
Common Stock, no par value; authorized 2,000,000 shares;
issued and outstanding 876,808 shares and 876,394 shares respectively,
in 2011, and 864,976 shares and 864,976 shares, respectively, in 2010.	9,620	9,382
Treasury Stock, 414 shares	(7)	-
Unearned compensation restricted stock awards	(199)	-
Retained earnings	8,360	8,255
Accumulated other comprehensive income	717	261
Total stockholders' equity	27,443	21,967

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$377,039	$295,567

SBT Bancorp, Inc
Condensed Consolidated Statements of Income

(Dollars in thousands, except for per share amounts)

	For the quarter ended		For the twelve months ended
	12/31/2011	12/31/2010	12/31/2011	12/31/2010

Interest and dividend income:
Interest and fees on loans	$2,499	$2,573	$9,975	$10,252
Investment securities	375	392	1,625	1,771
Federal funds sold and overnight deposits	41	11	110	32
Total interest and dividend income	2,915	2,976	11,710	12,055

Interest expense:
Deposits	309	428	1,489	1,774
Repurchase agreements	7	9	28	40
Total interest expense	316	437	1,517	1,814

Net interest and dividend income	2,599	2,539	10,193	10,241

Provision for loan losses	165	150	495	755

Net interest and dividend income after provision for loan losses	2,434	2,389	9,698	9,486

Noninterest income:
Service charges on deposit accounts	134	137	511	524
Gain on sale of securities	61	-	445	-
Other service charges and fees	204	186	652	736
Increase in cash surrender value of life insurance policies	40	42	160	167
Gain on loans sold	234	126	427	227
Investment services fees and commissions	39	33	178	114
Other income	2	2	9	9
Total noninterest income	714	526	2,382	1,777

Noninterest expense:
Salaries and employee benefits	1,411	1,312	5,623	4,819
Premises and equipment	329	352	1,352	1,420
Advertising and promotions	133	119	490	408
Forms and supplies	52	47	187	146
Professional fees	136	182	753	723
Directors fees	66	32	197	146
Correspondent charges	83	75	312	290
Postage	17	27	82	98
FDIC Assessment	63	106	361	403
Data Processing Fees	118	42	446	395
Other Expenses	266	193	952	906
Total noninterest expense	2,674	2,487	10,755	9,754

Income before income taxes	474	428	1,325	1,509
Income tax provision	108	111	416	362

Net income	$366	$317	$909	$1,147

Net income available to common shareholders	$311	$252	$550	$889

Average shares outstanding, basic	865,015	864,976	864,986	864,976
Earnings per common share, basic	$0.36	$0.29	$0.64	$1.03

Average shares outstanding, assuming dilution	876,514	865,434	869,536	865,343
Earnings per common share, assuming dilution	$0.35	$0.29	$0.63	$1.03

CONTACT:
Simsbury Bank & Trust Company
Anthony F. Bisceglio, 860-408-5493
EVP & CFO
860-408-4679 (fax)
abisceglio@simsburybank.com